Exhibit 10.5

GUARANTY

THIS GUARANTY (“Guaranty”) is made effective as of June 15, 2022, by Panbela Therapeutics, Inc. (f/k/a Canary Merger Holdings, Inc.), a Delaware corporation (“Guarantor”), in favor of Sucampo GmbH (f/k/a Sucampo AG), a Swiss corporation (“Creditor”). Initially capitalized terms used herein and not otherwise defined herein have the meanings given them in the Amendment Agreement (as defined below).

RECITALS

A.         Creditor extended credit to Cancer Prevention Pharmaceuticals, Inc., a Delaware corporation (“Debtor”), pursuant to a Convertible Promissory Note dated as of September 6, 2017 in favor of Lender in the original principal amount of $5,000,000, as amended by that certain Amendment to Convertible Promissory Notes dated August 4, 2018, and as further amended by that certain Agreement to Further Amend Convertible Notes, dated April 7, 2022 (the “Amendment Agreement”) between the Debtor and Creditor (as amended and as may be amended, restated, replaced or otherwise modified from time to time, the “2017 Note”).

B.          Guarantor will derive substantial direct and indirect benefits from the amendments of the loan evidenced by the 2017 Note and the other agreements of Creditor under the Amendment Agreement.

C.         Guarantor acknowledges that Creditor would not have amended the loan evidenced by the 2017 Note without its requirement that Guarantor execute and deliver this Guaranty, and Guarantor is willing and has agreed to guarantee all of the obligations of Debtor under the 2017 Note, as hereinafter provided.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Guarantor agrees as follows:

1.         The Guaranty. Guarantor, individually, and jointly and severally with every other person or entity that now or at any time hereafter guarantees the Indebtedness (as such term is defined herein), unconditionally guarantees to Creditor, and its successors, participants, endorsees and assigns, the due performance and full and prompt payment, whether at maturity or by acceleration or otherwise, of the Indebtedness. As used herein, the term “Indebtedness” means (a) the due and punctual payment in full by Debtor of all payments and other amounts due Creditor from Debtor under the 2017 Note, (b) the due and punctual performance and observance by Debtor of all of the other terms and conditions agreed to by Debtor in the 2017 Note, and (c) all extensions, renewals, amendments, restatements or replacements of the foregoing, together with all costs, expenses and reasonable attorneys’ fees incurred by Creditor in collecting the foregoing or enforcing the 2017 Note or this Guaranty or otherwise chargeable to Debtor or Guarantor under the 2017 Note, this Guaranty or any other document executed in connection herewith.

2.         Certain Creditor Discretions. Guarantor expressly agrees that Creditor may, in its sole and absolute discretion, without notice to or further assent of Guarantor, and without in any way releasing, affecting or impairing the obligations and liabilities of Guarantor hereunder: (a) waive compliance with, or default under, or grant any other indulgences with respect to, the 2017 Note, (b) modify, amend or change any provisions of the 2017 Note with the written agreement of Debtor, (c) grant extensions or renewals of or with respect to the obligations and covenants of Debtor under the 2017 Note (and/or effect any release, compromise or settlement with Debtor in connection therewith), and (d) deal in all respects with Debtor as if this Guaranty were not in effect.

3.         Nature of Guaranty. The liability of Guarantor under this Guaranty shall be primary, direct and immediate and not conditional or contingent upon pursuit by Creditor of any remedies it may have against Debtor with respect to the 2017 Note. This Guaranty is a guarantee of payment and not merely of collection, and Guarantor’s obligations hereunder are not conditioned upon the validity or enforceability of the 2017 Note. No exercise or non-exercise by Creditor of any right given to it hereunder or under the 2017 Note shall affect any of Guarantor’s obligations hereunder or give Guarantor any recourse against Creditor. Without limiting the generality of the foregoing, Creditor shall not be required to make any demand on Debtor or any other guarantor of the 2017 Note or the Indebtedness, or otherwise pursue or exhaust its remedies against Debtor or such guarantor before, simultaneously with or after, enforcing its rights and remedies hereunder against Guarantor. Any one or more successive and/or concurrent actions may be brought hereon against Guarantor either in the same action, if any, brought against Debtor, or in separate actions, as often as Creditor, in its sole discretion, may deem advisable. Guarantor hereby expressly waives any notice or demand to which it would otherwise be entitled hereunder solely by reason of the fact that its position is one of suretyship, including without limitation notice of non-performance of Debtor under the 2017 Note and presentment for payment, protest, or notice of protest for any obligation created under the 2017 Note.

4.         Default. Upon the default of Debtor with respect to any of its obligations or liabilities to Creditor under the 2017 Note, or in case Debtor or Guarantor shall become insolvent or make an assignment for the benefit of creditors, or if a petition in bankruptcy or an arrangement be filed by or against Debtor or Guarantor, or in the event of an appointment of a receiver for Debtor or Guarantor or their properties, or in the event that a judgment is obtained or warrant of attachment issued against Debtor or Guarantor, all of the obligations and liabilities of Debtor and Guarantor to Creditor, whether direct or contingent, and of every kind and description, shall, without notice or demand, at the option of Creditor, become immediately due and payable and shall be taken up forthwith by the Guarantor.

5.         Certain Rights of Creditor. All rights and remedies afforded to Creditor by reason of this Guaranty and the 2017 Note, or by law, are separate and cumulative and the exercise of one shall not in any way limit or prejudice the exercise of any other such rights or remedies. No delay or omission by Creditor in exercising any such right or remedy shall operate as a waiver thereof. No waiver of any rights or remedies hereunder shall be deemed made by Creditor unless in writing and duly executed. No modification or amendment hereof shall be deemed made except in writing duly executed by Creditor and Guarantor. Any such written waiver shall apply only to the particular instance specified therein and shall not impair the further exercise of such right or remedy or of any other right or remedy of Creditor, and no single or partial exercise of any right or remedy hereunder shall preclude further exercise of any other right or remedy.

6.         No Impairment. The obligation of Guarantor to make payment for or perform the obligations of Debtor in accordance with the terms of this Guaranty shall not be impaired, modified, changed, released or limited in any manner or for any reason whatsoever, including without limitation: (a) any impairment, modification, change, release, rejection or limitation of the liability of Debtor or its estate in bankruptcy or reorganization resulting from the operation of any present or future provision of the United States Bankruptcy Code or other similar laws or statutes affecting the enforcement of creditors’ rights; (b) any amendment, modification or waiver of any provision of the 2017 Note or the Indebtedness; (c) any waiver, extension, release or modification with respect to any of the obligations of Debtor under the 2017 Note or the impairment or suspension of any of Creditor’s rights or remedies against Debtor; or (d) any merger or consolidation of Debtor with any other limited liability company, corporation or other business entity, or any sale, lease or transfer of any or all of the assets of the Debtor.

7.         Binding Obligation. The Guarantor irrevocably acknowledges and confirms that this Guaranty constitutes its valid and binding obligation. Execution of this Guaranty by Guarantor will not constitute a violation or breach of any other agreement to which Guarantor is a party.

8.         Governing Law; Forum. This Guaranty shall be governed by and construed in accordance with the laws of the State of New York, without regard to such jurisdiction’s conflict of laws principles. Guarantor agrees to submit to the jurisdiction of any state or federal court located in the State of New York to resolve any dispute arising from, through, or in any manner related to this Guaranty.

9.         Partial Invalidity. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Guaranty, but this Guaranty shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

10.         Titles and Headings; Rules of Construction. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Guaranty. Whenever the context so requires the use of or reference to any gender includes the masculine, feminine and neuter genders; and all terms used in the singular shall have comparable meanings when used in the plural and vice versa.

11.         Costs. Creditor shall be entitled, in addition to such other relief as it may be entitled, to collect from Guarantor all of Creditor’s costs and expenses (including, without limitation, reasonable attorneys’ fees and costs) incurred in enforcing the terms of this Guaranty.

12.         WAIVER OF JURY TRIAL. GUARANTOR AND CREDITOR (BY ITS ACCEPTANCE HEREOF), TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, HEREBY WAIVE THEIR RIGHT TO TRIAL BY JURY ON ANY AND ALL MATTERS RELATING TO THIS GUARANTY.

13.         Successors and Assigns. Guarantor shall not assign its obligations under this Guaranty, in whole or in part, without the prior written consent of Creditor. This Guaranty shall inure to the benefit of Creditor and its successors and assigns and shall be binding upon Guarantor and upon its legal representative, successors and permitted assigns, including transferee(s) of substantially all of its assets and its stockholders(s) in the event of its dissolution or insolvency. All references herein to Debtor and Guarantor respectively, shall be deemed to include any successor or successors thereof, whether immediate or remote.

14.         Subrogation. Until such time as Creditor has received payment of the full amount of all the Indebtedness, no payment made by or for the account of Guarantor pursuant to this Guaranty entitles Guarantor by subrogation or otherwise to any payment by Debtor or from or out of any property of Debtor, and notwithstanding any right (including any right of subrogation) that Guarantor would otherwise have or be able to assert by operation of applicable law or otherwise, Guarantor will not exercise any right or remedy against Debtor or any property of Debtor by reason of any performance by Guarantor of this Guaranty. Upon the payment in full in cash to Creditor of the full amount of all the Indebtedness, nothing in this Guaranty shall prevent Guarantor from then exercising any right (including any right of subrogation) or remedy against Debtor or any property of Debtor that Guarantor may have under applicable law or otherwise by reason of any performance by Guarantor of this Guaranty.

16.         Notice. If notice is required by law, upon the occurrence of any act of default on the part of Debtor of the terms and conditions of the 2017 Note or any other document executed in connection therewith, notice thereof shall be given by Creditor to Guarantor in writing by depositing the same in the U.S. Mail, postage prepaid, registered or certified mail, return receipt requested, addressed to Guarantor at 712 Vista Boulevard, #305, Waconia, Minnesota, 55387, Attention: Chief Financial Officer, or such address as Guarantor may hereafter designate in writing, which such notice shall be deemed delivered upon mailing.

[Signature page follows.]

This Guaranty is executed as of the day and year first above written.

PANBELA THERAPEUTICS, INC.

By:	/s/ Susan Horvath
Name:	Susan Horvath
Title:	Chief Financial Officer

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